Exhibit 99.1

FOR RELEASE 10:30 AM Central Time September 12, 2003

Contact:

Tom Donnelly President and Chief Financial Officer Net Perceptions, Inc. 952-842-5400 tdonnelly@netperceptions.com

Net Perceptions Announces Settlement of Real Estate Obligations

MINNEAPOLIS – Net Perceptions, Inc. (Nasdaq: NETP) today announced that it has entered into lease termination agreements for its office facilities located in Edina, Minnesota, Roseland, New Jersey and Austin, Texas. The aggregate amount of the three settlements totals approximately $5.4 million and will be paid during the month of September 2003. The Company anticipates recording a one-time charge of approximately $625 thousand during the quarter ending September 30, 2003 related to these settlements. The balance of the $5.4 million settlement was previously accrued on the Company’s June 30, 2003 balance sheet.

As disclosed in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2003 filed with the Securities and Exchange Commission on August 14, 2003, the Company’s total future obligations under operating leases (which solely relate to real estate) were approximately $22.1 million at June 30, 2003. The Company’s total future obligations under these leases, net of anticipated sublease income, were approximately $9.7 million at June 30, 2003. Thus, the settlement agreements described above cancel approximately $21.7 million of the gross operating lease obligations and approximately $9.6 million of the operating lease obligations, net of anticipated sublease income, when measured from June 30, 2003.

The Company anticipates total future obligations under operating leases will be approximately $250 thousand at September 30, 2003. The Company anticipates total future obligations under operating leases, net of anticipated sublease income, will be approximately $42 thousand at September 30, 2003. The Company will remain in its Edina corporate headquarters indefinitely under a month-to-month lease for approximately 3,000 square feet pursuant to a separate agreement with the building owner.

The Company also announced that the total amount paid in the special cash distribution announced on August 6, 2003 and paid on September 2, 2003 was approximately $42.2 million, and that as a result of the exercise of employee and director options, the actual number of shares outstanding on September 2, 2003 was 28,132,072. The Company also stated that after giving effect to the adjustment in connection with the special cash distribution, there are currently outstanding options to purchase up to approximately 4.1 million shares of common stock of which approximately 400 thousand have exercise prices significantly above the current trading prices and approximately 3.7 million have exercise prices below current trading prices with a weighted average exercise price of $0.31 per share.

Finally, the Company announced that William Lansing had resigned from the Company’s Board of Directors.

About Net Perceptions

Net Perceptions (Nasdaq: NETP) is a software and services company that provides solutions for intelligent customer interaction that drive demand, grow revenue and increase profitability. Founded in 1996, Net Perceptions is headquartered in Minneapolis, Minnesota. Customers include market leaders such as 3M, Brylane, Great Universal Stores, J.C. Penney, J&L Industrial Supply and Half.com. For more information visit http://www.netperceptions.com.

Net Perceptions and the Net Perceptions logo are registered trademarks of Net Perceptions, Inc. All other trademarks are the property of their respective owners. This press release contains “forward-looking statements” within the meaning of the federal securities laws, including statements concerning anticipated future events and expectations that are not historical facts. Such statements are subject to numerous risks and uncertainties, which could cause actual events to differ materially from those expressed in or implied by the statements herein. Additional information concerning potential factors that could cause or contribute to such differences are set forth the Company’s filings with the U.S. Securities and Exchange Commission, including but not limited to the risks factors discussed in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003.